Exhibit 10.2

CPP COMPENSATION LIMITATION AGREEMENT

1st Source Corporation (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Investment Agreement”), with the United States Department of Treasury (the “Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”).  If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Investment Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements.  To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

1.
No Golden Parachute Payments.  The Company is prohibiting any Golden Parachute Payment to you during any “CPP Covered Period.”  A “CPP Covered Period” is any period during which (A) you are a Senior Executive Officer and (B) the Treasury holds an equity or debt position acquired from the Company in the CPP.

2.
Recovery of Bonus and Incentive Compensation.  Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

3.
Compensation Program Amendments.  You and the Company hereby agree and consent to any amendments required to be made to the Company’s compensation, bonus, incentive, deferred compensation and other benefit plans, arrangements and agreements (including golden parachute, severance, change in control and employment agreements) (collectively, “Benefit Plans”) to give effect to Provisions 1 and 2 above.  For reference, possible affected Benefit Plans are set forth in Appendix A to this letter, but there may be other Benefit Plans affected by these requirements.

The Company is also required to review its Benefit Plans to ensure that they do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company.  To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company hereby agree to negotiate such changes promptly and in good faith so as not to encourage unnecessary and excessive risks.

This letter shall be interpreted in light of the following definitions:

a.	“Senior Executive Officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of the EESA.

b.	“Golden Parachute Payment” has the meaning set forth at 31 C.F.R. § 30.9 (as in effect on the Closing Date).

c.
 “EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008.

d.	The term “Closing Date” means the date the transaction between the Company and the Treasury closes.

e.	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date).

f.	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.10 (as in effect on the Closing Date).

Provisions 1 and 2 of this letter are intended to, and will be interpreted, administered and construed to comply with Section 111 of the EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter). To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of Indiana.  This letter may be executed in two or more counterparts, each of which will be deemed to be an original.  A signature transmitted by facsimile will be deemed an original signature.

In consideration for the benefits I will receive as a result of participation by my employer and/or its affiliates in the United States Department of the Treasury’s TARP Capital Purchase Program and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree with and accept the foregoing terms on the date set forth below.

Christopher J. Murphy III

Date:

Agreed to:

1st Source Corporation

By:
Larry E. Lentych, Senior Vice President, Treasurer and Chief Financial Officer

APPENDIX A

1.	Employment Agreement of Christopher J. Murphy III, dated January 1, 2008
2.	1st Source Corporation Employee Stock Purchase Plan
3.	1st Source Corporation 1982 Executive Incentive Plan, as amended
4.	1st Source Corporation 1982 Restricted Stock Award Plan, as amended
5.	1st Source Corporation 1992 Stock Option Plan, as amended
6.	1st Source Corporation 2001 Stock Option Plan, as amended
7.	1st Source Corporation 1998 Performance Compensation Plan

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